Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-211430 and 333-218185) of Ingevity Corporation of our report dated February 8, 2019 relating to the financial statements of Perstorp UK LTD, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
London, UK
April 12, 2019